Exhibit 8.1

October 14, 2022

Board of Directors

Kandi Technologies Group, Inc.

Jinhua New Energy Vehicle Town

Jinhua, Zhejiang Province

People’s Republic of China, 321016

Ladies and Gentlemen:

We are acting as United States special counsel to Kandi Technologies Group, Inc., a company incorporated in the British Virgin Islands (the “Company”), in connection with the preparation and filing on October 14, 2022 by the Company with the Securities and Exchange Commission of the Registration Statement on Form F-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of the shares of the Company, US$1.00 par value per share. Unless otherwise specified herein, capitalized terms shall have the meaning ascribed to such terms in the Registration Statement.

We hereby confirm to you that the discussion set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations” insofar as it relates to U.S. federal income tax law and legal conclusions with respect thereto, is our opinion, subject to the limitations set forth therein.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the proxy statement/prospectus included therein. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York and the Federal laws of the United States.

Very truly yours,

/s/ Pryor Cashman LLP